Exhibit 99.2

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
DEC 26, 2008 AND SEP 30, 2008
(In Thousands)

	DEC 26, 2008	SEP 30, 2008
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	10,088	10,345
Inventories	6,514	5,566
Deferred Income Taxes	1,908	1,908
Other Current Assets	61	61

Total Current Assets	18,571	17,880

NET FIXED ASSETS	1,042	853

NON-CURRENT ASSETS
Deferred Income Taxes	13,592	14,727
Other Non-Current Assets	57	60

TOTAL ASSETS	33,262	33,520

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	1,072	1,098
Accounts Payable	6,782	6,125
Accrued Payroll and Related Taxes	699	808
Other Accrued Expenses	547	603
Other Current Liabilities	255	0

Total Current Liabilities	9,355	8,634

LONG TERM DEBT	7,304	8,910

TOTAL LIABILITIES	16,659	17,544

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Outstanding – 9,345,898 shares
Common stock, par value $.01 per share	94	93
Treasury Shares at Cost (412,873 shares)	(223)	(223)
Additional Paid-in Capital	40,218	40,124
Retained Earnings	(23,486)	(24,018)

TOTAL SHAREHOLDER’S EQUITY	16,603	15,976

TOTAL LIABILITIES & EQUITY	33,262	33,520

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD DEC 26, 2008 AND DEC 28, 2007
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	DEC 26, 2008	DEC 28, 2007	DEC 26, 2008	DEC 28, 2007

Sales	15,857	11,160	15,857	11,160
Cost of Sales	13,623	10,013	13,623	10,013

Gross Profit	2,234	1,147	2,234	1,147
Less: Operating Expenses
Selling & G&A	1,287	754	1,287	754
Restructuring	0	0	0	0

Total Operating Expenses	1,287	754	1,287	754

Operating Profit	947	393	947	393

Interest and Financing Expense	124	93	124	93
Other Expense/(Income)	0	0	0	0
Net Income before Income Taxes	823	300	823	300

Provision for /(benefit from)Income Tax	291	(120)	291	(120)

Net Income	532	420	532	420